Exhibit 99.1

Press Release	For Immediate Release
Date: October 31, 2023

GLEN BURNIE BANCORP ANNOUNCES

THIRD QUARTER 2023 RESULTS

GLEN BURNIE, MD (October 31, 2023) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $551,000, or $0.19 per basic and diluted common share for the three-month period ended September 30, 2023, compared to net income of $375,000, or $0.13 per basic and diluted common share for the three-month period ended September 30, 2022. Bancorp reported net income of $1.3 million, or $0.44 per basic and diluted common share for the nine-month period ended September 30, 2023, compared to $915,000, or $0.32 per basic and diluted common share for the same period in 2022. On September 30, 2023, Bancorp had total assets of $355.4 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 125th consecutive quarterly dividend on November 6, 2023.

"Our strong quarterly performance in the wake of the industry-wide turbulence characterized by rapidly increasing interest rates, demonstrates the resilience of our operating model and the adaptability of our bank," said Mark C. Hanna, President and Chief Executive Officer. “Strong customer relationships built over the years, have allowed us to retain deposits while maintaining discipline on interest expense. Strengthening and growing our core client relationships and strategically positioning the Bank for future growth remains our primary focus while we navigate through this uncertain economic landscape. This includes efforts to optimize the balance sheet and business mix. Despite declining loan balances in a volatile market environment, we have built a stable earnings stream that should continue to deliver solid financial outcomes for the Company and our shareholders, even as interest rates continue to rise, and fears of an economic downturn continue to develop. Anne Arundel County, our primary operating area, remains a vibrant market and should withstand this period of economic uncertainty. Non-performing assets remain low, and we maintain our conservative approach to credit underwriting. Historically, the Company has navigated both rising rate and recessionary cycles with good outcomes, and we believe that the Company and the Bank are well positioned to weather the current economic environment.”

In closing, Mr. Hanna added, “Our financial performance during the third quarter demonstrates our ability to navigate the current economic environment. As we enter the final quarter of the year with positive momentum, we recognize the backdrop of economic uncertainty that persists. Inflation levels remain elevated and market expectations suggest that interest rates will remain elevated for some time, which will likely impact future economic growth and activity. As such, we are intently focused on targeted balance sheet growth that optimizes capital, prudently managing spreads, and maintaining disciplined loan and deposit pricing strategies. We believe our conservative credit culture and emphasis on effective risk management has served, and will continue to serve, us well during periods of economic unrest.”

Highlights for the First Nine Months of 2023

Total interest income increased $0.6 million to $9.9 million for the nine-month period ending September 30, 2023, compared to the same period in 2022. This resulted from a $630,000 increase in interest income on securities and a $17,000 increase in interest and fees on loans, consistent with the rising interest rate environment. The increase in interest income was driven by the repricing impact on earning asset yields of the change in asset mix from loans to investment securities. Loan pricing pressure/competition will continue to place pressure on the Company’s net interest margin.

The Company recaptured a portion of its allowance for credit losses on loans in the first three quarters of 2023 due to changes in the mix of the loan categories in the loan portfolio, primarily consisting of runoff in the indirect automobile portfolio, and a 0.03% increase in the current expected credit loss (“CECL”) percentage. The Company expects that its strong liquidity and capital positions, along with the Bank’s total regulatory capital to risk weighted assets of 18.10% on September 30, 2023, compared to 16.16% for the same period of 2022, will provide ample capacity for future growth.

Return on average assets for the three-month period ended September 30, 2023, was 0.61%, compared to 0.35% for the three-month period ended September 30, 2022. Return on average equity for the three-month period ended September 30, 2023, was 12.47%, compared to 6.76% for the three-month period ended September 30, 2022. Higher net income and a lower average asset balance primarily drove the higher return on average assets, while higher net income and a lower average equity balance primarily drove the higher return on average equity.

The cost of funds decreased by 0.01% from 0.27% for the third quarter 2022 to 0.26% for the third quarter 2023.

The book value per share of Bancorp’s common stock was $4.57 on September 30, 2023, compared to $5.01 per share on September 30, 2022. The decline was primarily due to the unrealized losses on available for sale securities, caused by the rapid increase in market interest rates.

On September 30, 2023, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 17.12% on September 30, 2023, compared to 15.34% on September 30, 2022. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $355.4 million on September 30, 2023, a decrease of $60.3 million or 14.50%, from $415.6 million on September 30, 2022. Investment securities decreased by $2.3 million or 1.57% to $142.7 million as of September 30, 2023, compared to $145.0 million for the same period of 2022. Loans, net of deferred fees and costs, were $174.8 million on September 30, 2023, a decrease of $19.3 million or 9.94%, from $194.1 million on September 30, 2022. Cash and cash equivalents decreased $39.6 million or 73.19%, from September 30, 2022, to September 30, 2023. Deferred tax assets increased $1.1 million or 11.63%, from September 30, 2022, to September 30, 2023, due to the tax effects of unrealized losses on available for sale securities.

Total deposits were $314.8 million on September 30, 2023, a decrease of $64.0 million or 16.9%, from $378.9 million on September 30, 2022. Noninterest-bearing deposits were $126.9 million on September 30, 2023, a decrease of $22.3 million or 14.93%, from $149.2 million on September 30, 2022. Interest-bearing deposits were $187.9 million on September 30, 2023, a decrease of $41.8 million or 18.18%, from $229.7 million on September 30, 2022. Total borrowings were $25.0 million on September 30, 2023, an increase of $5.0 million or 25.00%, from $20.0 million on September 30, 2022.

As of September 30, 2023, total stockholders’ equity was $13.2 million (3.70% of total assets), equivalent to a book value of $4.57 per common share. Total stockholders’ equity on September 30, 2022, was $14.3 million (3.45% of total assets), equivalent to a book value of $5.01 per common share. The decrease in the ratio of stockholders’ equity to total assets was primarily due to the $2.2 million after-tax decline in market value of the Company’s available-for-sale securities portfolio. These increases in unrealized losses primarily resulted from increasing market interest rates year-over-year, which decreased the fair value of the investment securities.

Asset quality, which has trended within a narrow range over the past several years, has remained sound. Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 0.16% of total assets on September 30, 2023, compared to 0.13% on December 31, 2022, demonstrating positive asset quality trends across the portfolio. The allowance for credit losses on loans was $2.10 million, or 1.20% of total loans, as of September 30, 2023, compared to $2.16 million, or 1.16% of total loans, as of December 31, 2022. The allowance for credit losses for unfunded commitments was $448,000 as of September 30, 2023, compared to $477,000 as of December 31, 2022.

Review of Financial Results

For the three-month periods ended September 30, 2023, and 2022

Net income for the three-month period ended September 30, 2023, was $551,000, compared to $375,000 for the three-month period ended September 30, 2022.

Net interest income for the three-month period ended September 30, 2023, totaled $3.0 million, a decrease of $85,000 from the three-month period ended September 30, 2022. While interest income increased by $42,000, the decrease in net interest income was primarily due to a $127,000 increase in interest expense. The rising interest rate environment and change in asset and funding mix drove the higher net interest margin despite declines in asset and funding balances.

Net interest margin for the three-month period ended September 30, 2023, was 3.21%, compared to 2.83% for the same period of 2022. Higher average yields and lower average balances on interest-earning assets combined with lower average interest-bearing funds, and lower average noninterest-bearing funds were the primary drivers of year-over-year results. The average balance on interest-earning assets decreased $59.8 million while the yield increased 0.55% from 3.09% to 3.64%, when comparing the three-month periods ending September 30, 2022, and 2023. The average balance on interest-bearing funds and noninterest-bearing funds decreased $39.4 million and $21.2 million, respectively, and the cost of funds increased 0.19%, when comparing the three-month periods ending September 30, 2022, and 2023. Higher interest rates drove the increased interest expense on borrowed funds.

The average balance of interest-bearing deposits in banks and investment securities decreased $39.8 million from $228.0 million to $188.2 million for the third quarter of 2023, compared to the same period of 2022, while the yield increased from 2.13% to 2.56% during that same period. The increase in yields for the three-month period can be attributed to the rising interest rate environment and its positive impact on cash and investment yields.

Average loan balances decreased $20.0 million to $177.2 million for the three-month period ended September 30, 2023, compared to $197.2 million for the same period of 2022, while the yield increased from 4.21% to 4.80% during that same period. The increase in loan yields for the third quarter of 2023 reflected the accelerated runoff of the lower yielding indirect automobile loan portfolio and new loan originations in a rising rate environment.

The provision of allowance for credit loss on loans for the three-month period ended September 30, 2023, was an allowance release of $92,000, compared to a $39,000 provision for the same period of 2022. The decrease in the provision for the three-month period ended September 30, 2023, when compared to the three-month period ended September 30, 2022, primarily reflects a $18.2 million decrease in the reservable balance of the loan portfolio and a 0.03% increase in the current expected credit loss percentage.

Noninterest income for the three-month period ended September 30, 2023, was $315,000, compared to $317,000 for the three-month period ended September 30, 2022, a decrease of $2,000 or 0.73%. The decrease was driven primarily by $7,000 of lower other fees and commissions.

For the three-month period ended September 30, 2023, noninterest expense was $2.82 million, compared to $2.92 million for the three-month period ended September 30, 2022, a decrease of $99,000. The primary contributors to the $99,000 decrease, when compared to the three-month period ended September 30, 2022, were decreases in legal, accounting, and other professional fees, data processing and other expenses, offset by increases in salary and employee benefits, occupancy and equipment expenses, and FDIC insurance.

For the nine-month periods ended September 30, 2023, and 2022

Net income for the nine-month period ended September 30, 2023, was $1.3 million, compared to $915,000 for the nine-month period ended September 30, 2022.

Net interest income for the nine-month period ended September 30, 2023, totaled $9.2 million, an increase of $724,000 from the nine-month period ended September 30, 2022. The increase in net interest income was due to a $648,000 increase in interest income, and a $76,000 decrease in interest expense on interest-bearing deposits and borrowings. The rising interest rate environment and change in asset and funding mix drove the higher net interest margin even though asset and funding balances declined.

Net interest margin for the nine-month period ended September 30, 2023, was 3.35%, compared to 2.66% for the same period of 2022. Higher average yields and lower average balances on interest-earning assets combined with lower average interest-bearing funds, and lower average noninterest-bearing funds were the primary drivers of year-over-year results. The average balance on interest-earning assets decreased $59.5 million, while the yield increased 0.70% from 2.89% to 3.59%, when comparing the nine-month periods ending September 30, 2022, and 2023. The average balance on interest-bearing funds and noninterest-bearing funds decreased $40.5 million and $19.5 million, respectively, and the cost of funds increased 0.01%, when comparing the nine-month periods ending September 30, 2022, and 2023.

The average balance of interest-bearing deposits in banks and investment securities decreased $38.6 million from $226.5 million to $187.9 million for the nine-month period ending September 30, 2023, while the yield increased 4.22% during that same period. The increase in yields for the nine-month period can be attributed to the rising interest rate environment and its positive impact on cash and investment yields.

Average loan balances decreased $20.8 million to $181.2 million for the nine-month period ended September 30, 2023, compared to $202.0 million for the nine-month period ending September 30, 2023, while the yield increased by 0.50% during that same period. The increase in loan yields for the first nine months of 2023 reflected the accelerated runoff of the lower yielding indirect automobile loan portfolio and new loan originations in a rising rate environment.

The Company recorded a release of provision of allowance for credit loss on loans of $7,000 for the nine-month period ending September 30, 2023, compared to a release of $178,000 for the same period in 2022. The $171,000 increase in the provision in 2023, compared to 2022, primarily reflects a $18.2 million decrease in the reservable balance of the loan portfolio and a 0.03% increase in the current expected credit loss percentage. As a result, the allowance for credit loss on loans was $2.09 million on September 30, 2023, representing 1.20% of total loans, compared to $2.28 million, or 1.17% of total loans on September 30, 2022.

Noninterest income for the nine-month period ended September 30, 2023, was $800,000, compared to $832,000 for the nine-month period ended September 30, 2022, a decrease of $32,000 or 3.86%. The decrease was driven primarily by $36,000 of lower other fees and commissions.

For the nine-month period ended September 30, 2023, noninterest expense was $8.7 million, compared to $8.5 million for the nine-month period ended September 30, 2022. The primary contributors when compared to the nine-month period ended September 30, 2022, were increases in salary and employee benefits costs, data processing and item processing services, FDIC insurance costs, and loan collection costs, offset by decreases in legal, accounting, and other professional fees, and other expenses.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30,	June 30,	December 31,	September 30,
	2023	2023	2022	2022
	(unaudited)	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	2,380	$1,965	$2,035	$2,572
Interest-bearing deposits in other financial institutions	12,142	9,783	28,057	51,597
Total Cash and Cash Equivalents	14,522	11,748	30,092	54,169

Investment securities available for sale, at fair value	142,705	150,820	144,133	144,980
Restricted equity securities, at cost	980	403	221	1,071

Loans, net of deferred fees and costs	174,796	180,551	186,440	194,080
Less:Allowance for credit losses(1)	(2,094)	(2,222)	(2,162)	(2,275)
Loans, net	172,702	178,329	184,278	191,805

Premises and equipment, net	3,177	3,276	3,277	3,366
Bank owned life insurance	8,614	8,572	8,493	8,454
Deferred tax assets, net	10,187	8,520	8,902	9,126
Accrued interest receivable	1,373	1,139	1,159	1,253
Accrued taxes receivable	189	70	-	225
Prepaid expenses	538	382	493	517
Other assets	377	348	388	660
Total Assets	355,364	$363,607	$381,436	$415,626

LIABILITIES
Noninterest-bearing deposits	126,898	$130,430	$143,262	$149,171
Interest-bearing deposits	187,943	198,794	219,685	229,715
Total Deposits	314,841	329,224	362,947	378,886

Short-term borrowings	25,000	15,000	-	20,000
Long-term borrowings	-	-	-	-
Defined pension liability	322	320	317	315
Accrued Taxes Payable	-	-	-	-
Accrued expenses and other liabilities	2,040	1,804	2,118	2,085
Total Liabilities	342,203	346,348	365,382	401,286

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares,issued and outstanding 2,877,084; 2,872,834; 2,865,046; 2,861,615 shares as of September 30, 2023, June 30, 2023, December 31, 2022, and September 30,2022 respectively.	2,877	2,873	2,865	2,862
Additional paid-in capital	10,940	10,914	10,862	10,836
Retained earnings	23,980	23,716	23,579	23,035
Accumulated other comprehensive loss	(24,636)	(20,244)	(21,252)	(22,393)
Total Stockholders' Equity	13,161	17,259	16,054	14,340
Total Liabilities and Stockholders' Equity	355,364	$363,607	$381,436	$415,626

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Interest income
Interest and fees on loans	$2,145	$2,094	$6,368	$6,351
Interest and dividends on securities	1,101	943	3,065	2,435
Interest on deposits with banks and federal funds sold	104	271	469	468
Total Interest Income	3,350	3,308	9,902	9,254

Interest expense
Interest on deposits	116	116	337	361
Interest on short-term borrowings	282	147	320	338
Interest on long-term borrowings	-	8	-	34
Total Interest Expense	398	271	657	733

Net Interest Income	2,952	3,037	9,245	8,521
(Release)/provision of credit loss allowance	(92)	39	(7)	(178)
Net interest income after release of credit loss provision	3,044	2,998	9,252	8,699

Noninterest income
Service charges on deposit accounts	40	37	120	119
Other fees and commissions	233	240	560	596
Loss/gain on securities sold/redeemed	-	-	-	1
Income on life insurance	42	40	120	116
Total Noninterest Income	315	317	800	832

Noninterest expenses
Salary and employee benefits	1,691	1,647	5,089	4,783
Occupancy and equipment expenses	329	291	955	939
Legal, accounting and other professional fees	194	299	692	884
Data processing and item processing services	206	242	755	703
FDIC insurance costs	40	28	122	83
Advertising and marketing related expenses	26	21	72	64
Loan collection costs	10	4	13	(51)
Telephone costs	38	35	113	119
Other expenses	287	353	880	1,016
Total Noninterest Expenses	2,821	2,920	8,691	8,540

Income before income taxes	538	395	1,361	991
Income tax (benefit) expense	(13)	20	99	76

Net income	$551	$375	$1,262	$915

Basic and diluted net income per common share	$0.19	$0.13	$0.44	$0.32

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the nine months ended September 30, 2023 and 2022

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(unaudited)	Stock	Capital	Earnings	Loss	Equity
Balance, December 31, 2021	$2,854	$10,759	$22,977	$(874)	$35,716

Net income	-	-	915	-	$915
Cash dividends, $0.30 per share	-	-	(857)	-	$(857)
Dividends reinvested under dividend reinvestment plan	8	77	-	-	$85
Other comprehensive loss	-	-	-	(21,519)	$(21,519)
Balance, September 30, 2022	$2,862	$10,836	$23,035	$(22,393)	$14,340

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(unaudited)	Stock	Capital	Earnings	Loss	Equity
Balance, December 31, 2022	$2,865	$10,862	$23,579	$(21,252)	$16,054

Net income	-	-	1,262	-	1,262
Cash dividends, $0.30 per share	-	-	(861)	-	(861)
Dividends reinvested under dividend reinvestment plan	12	78	-	-	90
Other comprehensive income	-	-	-	(3,384)	(3,384)
Balance, September 30, 2023	$2,877	$10,940	$23,980	$(24,636)	$13,161

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

(unaudited)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio		Ratio		Ratio
As of September 30, 2023:
Common Equity Tier 1 Capital	$38,053	17.12%	$10,004	4.50%	$14,450	6.50%
Total Risk-Based Capital	$40,227	18.10%	$17,785	8.00%	$22,231	10.00%
Tier 1 Risk-Based Capital	$38,053	17.12%	$13,338	6.00%	$17,785	8.00%
Tier 1 Leverage	$38,053	10.56%	$14,420	4.00%	$18,026	5.00%

As of June 30, 2023:
Common Equity Tier 1 Capital	$37,755	16.83%	$10,093	4.50%	$14,579	6.50%
Total Risk-Based Capital	$40,105	17.88%	$17,944	8.00%	$22,430	10.00%
Tier 1 Risk-Based Capital	$37,755	16.83%	$13,458	6.00%	$17,944	8.00%
Tier 1 Leverage	$37,755	10.51%	$14,369	4.00%	$17,961	5.00%

As of December 31, 2022:
Common Equity Tier 1 Capital	$37,963	16.45%	$10,383	4.50%	$14,998	6.50%
Total Risk-Based Capital	$39,866	17.28%	$18,459	8.00%	$23,074	10.00%
Tier 1 Risk-Based Capital	$37,963	16.45%	$13,845	6.00%	$18,459	8.00%
Tier 1 Leverage	$37,963	9.53%	$15,938	4.00%	$19,922	5.00%

As of September 30, 2022:
Common Equity Tier 1 Capital	$37,391	15.34%	$10,972	4.50%	$15,848	6.50%
Total Risk-Based Capital	$39,400	16.16%	$19,506	8.00%	$24,382	10.00%
Tier 1 Risk-Based Capital	$37,391	15.34%	$14,629	6.00%	$19,506	8.00%
Tier 1 Leverage	$37,391	8.78%	$17,039	4.00%	$21,299	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended		Year Ended
	September 30,	June 30,	September 30,	September 30,	September 30,	December 31,
	2023	2023	2022	2023	2022	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Financial Data
Assets	$355,364	$363,607	$415,626	$355,364	$415,626	$381,436
Investment securities	142,706	150,820	144,980	142,706	144,980	144,133
Loans, (net of deferred fees & costs)	174,796	180,551	194,080	174,796	194,080	186,440
Allowance for loan losses	2,094	2,222	2,275	2,094	2,275	2,162
Deposits	314,841	329,224	378,886	314,841	378,886	362,947
Borrowings	25,000	15,000	20,000	25,000	20,000	-
Stockholders' equity	13,161	17,259	14,340	13,161	14,340	16,054
Net income	551	276	375	1,262	915	1,745

Average Balances
Assets	$360,767	$359,482	$425,871	$364,613	$433,882	$424,992
Investment securities	177,856	170,653	177,824	173,676	167,025	168,990
Loans, (net of deferred fees & costs)	177,223	181,693	197,199	181,234	202,051	198,934
Deposits	321,318	335,031	381,834	336,737	384,656	382,164
Borrowings	19,946	3,793	20,000	7,914	20,001	16,613
Stockholders' equity	17,547	18,797	22,001	18,055	27,004	24,042

Performance Ratios
Annualized return on average assets	0.61%	0.31%	0.35%	0.46%	0.28%	0.41%
Annualized return on average equity	12.47%	5.88%	6.76%	9.34%	4.53%	7.26%
Net interest margin	3.21%	3.44%	2.83%	3.35%	2.66%	2.81%
Dividend payout ratio	52%	104%	76%	68%	94%	65%
Book value per share	$4.57	$6.01	$5.01	$4.57	$5.01	$5.60
Basic and diluted net income per share	0.19	0.10	0.13	0.44	0.32	0.61
Cash dividends declared per share	0.10	0.10	0.10	0.30	0.30	0.40
Basic and diluted weighted average shares outstanding	2,875,329	2,871,026	2,860,352	2,869,631	2,857,759	2,859,239

Asset Quality Ratios
Allowance for loan losses to loans	1.20%	1.23%	1.17%	1.20%	1.17%	1.16%
Nonperforming loans to avg. loans	0.33%	0.32%	0.10%	0.32%	0.10%	0.25%
Allowance for loan losses to nonaccrual & 90+ past due loans	359.4%	385.8%	1171.4%	359.4%	1171.4%	433.9%
Net charge-offs annualize to avg. loans	0.09%	0.15%	0.00%	0.05%	0.00%	0.10%

Capital Ratios
Common Equity Tier 1 Capital	17.12%	16.83%	15.34%	17.12%	15.34%	16.45%
Tier 1 Risk-based Capital Ratio	17.12%	16.83%	15.34%	17.12%	15.34%	16.45%
Leverage Ratio	10.56%	10.51%	8.78%	10.56%	8.78%	9.53%
Total Risk-Based Capital Ratio	18.10%	17.88%	16.16%	18.10%	16.16%	17.28%